EXHIBIT 99.1

Monarch Casino & Resort Reports Record 2021 Second Quarter Financial Results

RENO, Nev., July 28, 2021 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported record operating results for the second quarter ended June 30, 2021, as summarized below:

($ in thousands, except per share data and percentages)

2020 comparison
	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Increase	2021	2020	Increase
Net revenue	$97,719	$15,156	544.8%	$172,679	$66,167	161.0%

Net income (loss)	18,149	(4,347)	517.5%	26,303	(2,327)	1,230.3%

Adjusted EBITDA(1)	$35,169	$490	7,077.3%	$58,000	$8,599	574.5%

Basic earnings (losses) per share	$0.98	($0.24)	508.3%	$1.42	($0.13)	1,192.3%
Diluted earnings (losses) per share	$0.93	($0.24)	487.5%	$1.36	($0.13)	1,146.2%

2019 comparison
	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2019	Increase	2021	2019	Increase
Net revenue	$97,719	$62,761	55.7%	$172,679	$121,501	42.1%

Net income	18,149	9,279	95.6%	26,303	16,294	61.4%

Adjusted EBITDA(1)	$35,169	$16,519	112.9%	$58,000	$30,194	92.1%

Basic earnings per share	$0.98	$0.52	88.5%	$1.42	$0.91	56.1%
Diluted earnings per share	$0.93	$0.50	86.0%	$1.36	$0.88	54.6%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our second quarter financial results highlight continued market share gains in both Black Hawk and Reno. The two markets are experiencing rapid population growth and healthy economic fundamentals that are propelling demand for our market leading properties. We also believe that the pent-up demand is impacting the revenue growth, along with the federal government’s recurring stimulus. Labor market constraints continue to be our major challenge at both properties.

“Net revenue and Adjusted EBITDA in the second quarter of 2021 were $97.7 million and $35.2 million, respectively, reaching all-time highs for the second consecutive quarter, as each of our properties generated record net revenue and Adjusted EBITDA. We also achieved a record Adjusted EBITDA margin of 36.0%.

“Black Hawk operations at our expanded casino resort continue to ramp up. Guest spend has been healthy due to a combination of expanded offerings and table games revenue positively impacted by the removal of the Colorado betting limits as of May 1st. On May 14th we opened our new poker room and guest response to-date has exceeded our expectations. The property as a whole is experiencing capacity constraints during peak demand. The transformation of the former buffet and the adjacent casino area of the legacy facility into a new specialty restaurant, sportsbook lounge and bar, and additional casino space is continuing. These additions will increase casino space by approximately 25% and restaurant seating by approximately 35%. We anticipate opening these converted areas by year-end.

“At Atlantis, we continue to benefit from the strong Reno economy. Customer spend continues to increase and we have seen strong demand across all segments of our business. Reinvestment in the property continues. We are completely renovating the high-end suites which make up the top two floors of our tower. This capital investment will offer Atlantis’ premium guests more luxurious accommodations.

“We reduced debt by $25.0 million in the quarter to further strengthen our balance sheet. We have a proven operating model and are diligently exploring potential acquisition strategies where we can apply that expertise. Further, we are considering ways to leverage our additional acreage on the Atlantis site in Reno. Monarch is well positioned to avail itself of opportunities, as they present themselves.”

Summary of 2021 Second Quarter Operating Results
In the 2021 second quarter, the Company generated net revenue of $97.7 million, an increase of 544.8% from $15.2 million in the prior-year quarter, during which our operations were closed for much of the period due to the pandemic. Casino, food and beverage, and hotel revenues increased 482.0%, 664.5% and 847.9% year over year, respectively. The increase in revenues was driven primarily by the ongoing ramp up in business at our hotel and expanded casino in Black Hawk. In addition, the prior-year quarter was impacted by pandemic-related shutdowns, which lasted until June 4, 2020 for Atlantis and until June 17, 2020 for Monarch Black Hawk. Compared to the 2019 second quarter net revenue increased by 55.7%.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2021 were $20.6 million compared to $8.9 million in the prior-year period, driven primarily by the impact of pandemic-related closures on the prior-year period as well as an increase in payroll expenses to support the expanded Monarch Casino Resort Spa Black Hawk. As a percentage of net revenue, SG&A expense decreased to 21.1% compared to 58.5% in the prior-year period and compared to 26.3% in the second quarter of 2019. Casino operating expense as a percentage of casino revenue increased to 31.7% during the second quarter of 2021 from 26.8% in the prior-year period, but decreased compared to 34.5% in the second quarter of 2019 primarily due to strong casino performance following the properties’ reopening. Food and beverage operating expense as a percentage of food and beverage revenue decreased to 79.2% during the second quarter of 2021 from 96.6% in the prior-year period and 79.6% in the same period of 2019 due to an effort to align menu prices with increased commodity prices and labor costs. Hotel operating expense as a percentage of hotel revenue decreased to 38.6% in the second quarter of 2021 compared to 61.8% in the same period a year ago, primarily due to the ramp-up in hotel operations at Monarch Casino Resort Spa Black Hawk. Hotel operating expense as a percentage of hotel revenue decreased compared to 39.1% in the same period of 2019, primarily due to higher average daily rate.

Net income for the second quarter of 2021 compared to the same period last year increased 517.5% and diluted EPS increased 487.5%. The Company generated consolidated Adjusted EBITDA of $35.2 million, an increase of $34.7 million, or 7,077.3%, over the same period a year ago. Compared to the second quarter of 2019, net income increased by $8.9 million, or 95.6%, diluted EPS increased by $0.43, or 86.0%, and Adjusted EBITDA increased by $18.7 million, or 112.9%.

Credit Facility and Liquidity
Capital expenditures of $6.0 million in the second quarter of 2021 primarily included construction costs related to the ongoing redesign of portions of the legacy Monarch Casino Resort Spa Black Hawk building and ongoing capital spending at both properties. Capital expenditures were funded from operating cash flows. The Company expensed $0.9 million of interest in the second quarter of 2021 and amortized $0.4 million in deferred loan costs. All $1.4 million of interest in the second quarter of 2020 was capitalized.

During the second quarter of 2021, the Company made a $22.5 million optional prepayment on its Term Loan Facility in addition to a $2.5 million mandatory payment. As of June 30, 2021, the Company had an outstanding principal balance of $135.0 million under the Term Loan and had no borrowings outstanding under its $70.0 million Revolving Credit Facility.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "anticipate," "believe," "expect," "seem," "look," "look forward," "positioning," "considering," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results and strength of our balance sheet; (ii) our belief that we have sufficient liquidity to fund ongoing capital expenditures; (iii) our expectations regarding the growth and strength of the Reno and Black Hawk markets and our ability to increase market share and benefit from such growth; (iv) our expectation regarding the availability of future acquisition opportunities; (v) our ability to leverage our additional acreage on the Atlantis site; (vi) our beliefs regarding the quality of our products and guest services in Reno and Black Hawk, including as a premier destination gaming resort in Colorado; (vii) our expectations regarding the renovation of the top two floors of the Atlantis tower consisting of high-end suites; (viii) our continuing plans to redesign part of the legacy building at Monarch Casino Resort Spa Black Hawk to add a specialty restaurant, sportsbook lounge and bar, and the expected timing of the completion of such construction; (ix) our expectations regarding the continued ramp up of our expanded casino (including out new poker room), new hotel and enhanced amenities operations at Monarch Casino Resort Spa Black Hawk; and (x) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of the COVID-19 outbreak and any variant thereof ("COVID-19") on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  any potential decrease in guest visitations following the pent-up demand caused by COVID-19;
  any adverse impact on the U.S. economy which may result from recurring federal government stimulus efforts to address COVID-19 shutdowns and layoffs, such as inflation;
  our ability to manage guest safety concerns caused by COVID-19;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  our ability to negotiate relief options and necessary amendments to our Amended Credit Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Resort Spa Black Hawk general contractor, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Resort Spa Black Hawk contractor, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently conducting discovery, and investigation of the claims by and against us is therefore ongoing;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  the impacts of inflationary pressures on our operating costs and expenses, as well as our ability to pass cost increases along to our customers;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company’s website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,400 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Monarch Casino Resort Spa Black Hawk, upon completion of its legacy building renovation in 2021, will feature approximately 60,000 square feet of casino space; approximately 1,200 slot machines; approximately 30 table games; a poker room and keno counter. The resort also includes 10 bars and lounges, as well as three new dining options including a twenty-four-hour full-service restaurant, buffet-style restaurant and the Monarch Chophouse (a fine-dining steakhouse). A sports lounge and bar, and specialty restaurant are expected to open later in 2021. The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Revenues
Casino	$57,673	$9,910	$104,584	$36,975
Food and beverage	22,116	2,893	38,322	17,656
Hotel	13,953	1,472	22,588	7,889
Other	3,977	881	7,185	3,647
Net revenues	97,719	15,156	172,679	66,167

Operating expenses
Casino	18,304	2,652	31,922	12,270
Food and beverage	17,505	2,795	31,600	15,319
Hotel	5,389	910	9,640	3,898
Other	1,992	420	3,512	1,871
Selling, general and administrative	20,607	8,870	40,532	26,064
Depreciation and amortization	9,360	3,833	18,874	7,653
Other operating items, net	812	1,157	1,566	2,462
Total operating expenses	73,969	20,637	137,646	69,537
Income (loss) from operations	23,750	(5,481)	35,033	(3,370)

Interest expense	(1,276)	-	(2,895)	-
Income (loss) before income taxes	22,474	(5,481)	32,138	(3,370)
(Provision) benefit for income taxes	(4,325)	1,134	(5,835)	1,043
Net income (loss)	$18,149	($4,347)	$26,303	($2,327)

Earnings (losses) per share of common stock
Basic	$ 0.98	$ (0.24)	$ 1.42	$ (0.13)
Diluted	$ 0.93	$ (0.24)	$ 1.36	$ (0.13)

Weighted average number of common shares and potential common shares outstanding
Basic	18,595	18,181	18,538	18,169
Diluted	19,465	18,181	19,381	18,169

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$28,296	$28,310
Receivables, net	8,672	3,736
Income taxes receivable	25,063	24,894
Inventories	6,077	7,823
Prepaid expenses	7,083	8,393
Total current assets	75,191	73,156
Property and equipment, net	565,877	572,507
Goodwill	25,111	25,111
Intangible assets, net	539	973
Deferred income taxes	130	130
Total assets	$666,848	$671,877
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$17,500	$12,500
Accounts payable	13,790	11,655
Construction accounts payable	50,056	49,771
Accrued expenses	41,902	34,705
Short-term lease liability	654	813
Total current liabilities	123,902	109,444
Deferred income taxes	13,221	13,220
Long-term lease liability	13,738	13,984
Long-term debt, net	114,900	167,162
Total liabilities	265,761	303,810
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 18,599,516 outstanding at June 30, 2021;
18,426,130 outstanding at December 31, 2020
Additional paid-in capital	38,843	34,498
Treasury stock, 496,784 shares at June 30, 2021; 670,170 shares at	(6,500)	(8,872)
December 31, 2020
Retained earnings	368,553	342,250
Total stockholders' equity	401,087	368,067
Total liabilities and stockholders' equity	$666,848	$671,877

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss), a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA (1)	$35,169	$490	$58,000	$8,599
Expenses:
Stock based compensation	(1,247)	(981)	(2,527)	(1,854)
Depreciation and amortization	(9,360)	(3,833)	(18,874)	(7,653)
(Provision) benefit for income taxes	(4,325)	1,134	(5,835)	1,043
Interest expense	(1,276)	-	(2,895)	-
Pre-opening expenses (2)	(1)	(236)	(2)	(990)
Construction litigation expenses (2)	(824)	(177)	(1,469)	(332)
COVID-19 expenses (2) (3)	-	(288)	(108)	(288)
CO legislation lobbying expenses (2)	-	(450)	-	(847)
Gain (loss) on disposition of assets (2)	13	(6)	13	(5)
Net income (loss)	$18,149	($4,347)	$26,303	($2,327)

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2) Amount included in the "Other operating items, net" in the Consolidated Statement of Income.
(3) Includes equipment and supplies directly attributable to the pandemic for reopening of properties; such expenses are incremental to normal operations.